Exhibit 99.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (the “Agreement”) is made and entered into as of March 25, 2016, by and between Arotech Corporation, a Delaware corporation (“Arotech”), and Ephraim Fields (“Fields”).

RECITALS

WHEREAS, on December 10, 2015, Fields gave notice (the “Nomination Notice”) to Arotech of his intention to nominate director candidates at Arotech’s 2016 annual meeting of stockholders (the “2016 Annual Meeting”); and

WHEREAS, Fields is a participant in a solicitation of proxies in favor of the election at the 2016 Annual Meeting of the Nominees (the “Proxy Contest”); and

WHEREAS, on March 25, 2016, Dr. Jay M. Eastman, a Class II director of Arotech’s board of directors (the “Board”) gave notice, in accordance with the terms of Arotech’s Amended and Restated bylaws (the “Bylaws”), of his intention to resign as a Class II director, which shall be effective as of the date of this Agreement; and

WHEREAS, subject to the terms hereof, Arotech is willing to appoint an individual selected by Fields to fill the vacancy created by Dr. Eastman’s resignation; and

WHEREAS, subject to the terms hereof, Fields is willing to withdraw and rescind the Nomination Notice and Fields is willing to terminate the Proxy Contest;

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AGREEMENTS

Section 1.1. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“2016 Annual Meeting” shall mean the annual meeting of Arotech’s stockholders to be held in 2016, or any special meeting of stockholders held prior to or in lieu thereof at which directors are to be elected to the Board.

“2017 Annual Meeting” shall mean the annual meeting of Arotech’s stockholders to be held in 2017, or any special meeting of stockholders held prior to or in lieu thereof at which directors are to be elected to the Board.

“Affiliate” shall mean (a) with respect to any Person (including Fields), any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person and (b) with respect to Fields, any officers, directors or members of any entity controlled by Fields.

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“Common Stock” shall mean the common stock, par value $.01 per share, of Arotech (together with any securities into which such common stock may hereafter be reclassified, whether by merger, charter amendment or otherwise).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fields Group” shall mean (a) Fields; (b) any and all Affiliates of Fields, (c) any Person as to which beneficial ownership of Common Stock, directly or indirectly, is controlled or shared by Fields; and (d) any managing members (or Persons serving in equivalent capacities) or other controlling person of any Person described in clauses (a) or (b) above.

“Governmental or Regulatory Authority” shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, or any stock exchange or market in which the Common Stock is listed for trading or traded.

“Management Proposal” shall mean a proposal presented by the Board for consideration at an annual meeting of Arotech’s stockholders that is anything other than for the election of directors or ratification of the appointment of Arotech’s independent auditors. For the avoidance of doubt, a Management Proposal shall include, without limitation, any proposal for an amendment, modification or restatement of Arotech’s certificate of incorporation or the Bylaws.

“Nominating Committee” shall mean the Nominating and Governance Committee of the Board.

“Person” shall mean any individual, corporation, limited liability company, partnership, trust, other entity or group (within the meaning of Section 13(d)(3) of the Exchange Act.

“Replacement Director” shall have the meaning given thereto in Section 1.2(e) of this Agreement.

“Resignation Date” shall mean the first date on which Fields or any other member of the Fields Group shall engage in, or publicly announce an intention to engage in, any Restricted Activity with respect to the election of directors at the 2016 Annual Meeting.

“Restricted Activity” shall mean (i) soliciting proxies or consents for the voting of any shares of Common Stock or otherwise becoming a “participant,” directly or indirectly, in any “solicitation” of “proxies” or consents to vote, or becoming a “participant” in any “election contest” with respect to the election of directors at the 2016 Annual Meeting (all terms used herein and defined in Regulation 14A under the Exchange Act having the meanings assigned to them therein), (ii) seeking to advise or influence any person with respect to the voting of any shares of Common Stock in a manner other than as recommended by the Board with respect to the election of directors at the 2016 Annual Meeting, or (iii) otherwise engaging in any course of conduct with the purpose of causing any other stockholder of Arotech to vote contrary to the recommendation of the Board with respect to the election of directors at the 2016 Annual Meeting.

“SEC” shall mean the United States Securities and Exchange Commission.

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Section 1.2. 2016 Annual Meeting and Director Appointment.

(a) Fields hereby withdraws and rescinds the Nomination Notice and agrees, on his behalf and on behalf of any Affiliate of Fields, not to nominate any nominees for election at the 2016 Annual Meeting and shall not engage in any other Restricted Activity in connection with the 2016 Annual Meeting.

(b) In accordance with the terms of Arotech’s By-Laws, Mr. Lawrence F. Hagenbuch (the “New Director”) shall be appointed to Arotech’s Board to serve as a Class II director to fill the vacancy created by Dr. Eastman’s resignation as soon as possible upon Dr. Eastman’s resignation, but in any event no later than a Board Action Date (as defined below). If subsequent to the date of this Agreement and prior to the New Director being appointed to the Board Arotech seeks to take any action that requires or should require the approval of the Board (the “Board Action Date”), then the New Director shall immediately be appointed to the Board, and the Board shall not take any action until the New Director has been so appointed. The New Director will serve as a director until the 2017 Annual Meeting and until his successor is duly elected and qualified.

(c) Fields agrees that, as promptly as reasonably practical following the execution of this Agreement, but no later than March 31, 2016, Fields shall use his reasonable efforts to submit or cause the New Director to return to Arotech its standard directors’ and officers’ questionnaire delivered to the New Director for the purpose of eliciting the information required to be included in the proxy statement for the 2016 Annual Meeting (which questionnaire shall contain Arotech’s standard consent to serve as a director).

(d) A reasonable time prior to the filing thereof, Arotech shall provide to Fields a draft of the Form 8-K to be filed with respect to this Agreement and the appointment of the New Director, and Arotech shall consider in good faith any comments of Fields.

(e) If at any time on or before the earlier of (i) the Resignation Date and (ii) the conclusion of the 2017 Annual Meeting, there shall occur a vacancy in the Board seat held by the New Director (or by any Replacement Director appointed pursuant to this Section 1.2(e)), for any reason, then, unless Fields does not wish to fill such vacancy, Arotech shall take all necessary action to promptly fill such vacancy with an individual (a “Replacement Director”) proposed in writing by Fields who is (x) in the case of a vacancy resulting from a voluntary resignation, acceptable to the Nominating Committee in its sole discretion or (y) in the case of a vacancy resulting from any other circumstance, reasonably acceptable to the Nominating Committee; provided that Fields shall not be eligible to serve as a Replacement Director. In connection with the appointment or election of a Replacement Director, Fields shall promptly submit to Arotech the name of the proposed Replacement Director, together with such information reasonably requested by the Nominating Committee in order to make a determination if such individual is acceptable or reasonably acceptable, as the case may be, to the Nominating Committee, as well as such individual’s agreement to meet with Arotech’s Nominating Committee at its request (such request shall be made within 5 Business Days of Fields submitting the name). The Nominating Committee, in good faith and consistent with its fiduciary duties, shall consider such candidate within 20 Business Days after such candidate has delivered to the Nominating Committee the information requested and, if applicable, met with the Nominating Committee (the “Review Period”). Subject to the Nominating Committee’s approval as provided above, the Board shall vote to appoint such candidate within five Business Days following the conclusion of the Review Period. In the event that the Nominating Committee reasonably determines in good faith that any Replacement Director is not acceptable or reasonably acceptable to it, as the case may be, Fields shall promptly propose in writing, and the Nominating Committee shall promptly consider, another Replacement Director to be appointed in accordance with the provisions of this Section 1.2(e).

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(f) Arotech agrees that the New Director (or any Replacement Director, as the case may be) shall receive (i) the benefits of director and officer insurance, and any indemnity, expense advancement and exculpation agreements or other arrangements available to other directors on the Board and (ii) receive compensation for his or her service as a director equal to the standard compensation received by other directors on the Board. Arotech shall reimburse the New Director (or any Replacement Director, as the case may be) for reasonable and documented travel expenses, including for reasonable and necessary transportation, meals and lodging, incurred in connection with such Director’s attendance at meetings of the Board or any of its committees, in according with its policies applicable to its independent directors generally.

(g) As a condition precedent to any obligation of Arotech to appoint any New Director or Replacement Director to the Board in accordance with the terms of this Agreement, Arotech shall have received from any such New Director or Replacement Director a written acknowledgement and agreement, reasonably satisfactory in form and substance to Arotech, that such New Director or Replacement Director agrees to serve as a director of Arotech, subject to and in accordance with the provisions of this Agreement and the written policies, including any conflict of interest policy, of (i) the Board, (ii) any committees thereof and (iii) Arotech, in each case, that are generally applicable to Board members.

(h) As a condition precedent to the obligation of Arotech to nominate or appoint any New Director or Replacement Director to the Board in accordance with the terms of this Agreement, Arotech shall have received from any such New Director or Replacement Director a written irrevocable resignation as a director of Arotech, to be accepted or rejected in the discretion of the Board, effective immediately upon the Resignation Date (a “Resignation Letter”), reasonably satisfactory in form and substance to Arotech. Each Resignation Letter shall agree and acknowledge that such Resignation Letter shall serve as such New Director’s or Replacement Director’s formal resignation delivered to Arotech and that no additional agreement, notice or action shall be necessary to immediately effectuate such resignation in accordance therewith. Such Resignation Letter shall be given to Rob Fink and/or Brett Maas of Hayden IR to hold, and shall be delivered to Arotech only in the event of a breach of the terms of Section 1.6 below by any of the Fields Group.

(i) The parties agree that, except as expressly provided in this Section 1.2 of this Agreement, Arotech shall not be required to appoint any New Director, any Replacement Director or any other person pursuant to this Agreement to stand for election at any annual meeting of Arotech’s stockholders subsequent to the 2016 Annual Meeting.

Section 1.3. Board Size. Through the date of the 2017 Annual Meeting, neither the Board nor Arotech shall hereafter take any action to increase the size of the Board from its current size of eight directors without the affirmative vote of the New Director or any Replacement Director.

Section 1.4. Admiralty Partners Voting Agreement. Within ten (10) business days of the date hereof, Arotech hereby agrees to take any and all actions necessary in accordance with the terms of the Stock Purchase Agreement by and between Arotech and Admiralty Partners, Inc., a Delaware corporation, dated February 2, 2016, as amended, to decrease the term of the voting agreement described therein by one (1) year to July 31, 2017.

Section 1.5. Board Committees. Commencing with the appointment of the New Director to the Board, or any appointment of a Replacement Director in accordance with the terms of Section 1.2(e), the Board and committees of the Board will take all actions necessary pursuant to the terms of the Arotech By-Laws and applicable committee charters, to appoint the New Director, or the Replacement Director, if applicable, to each of Arotech’s Nominating Committee, Compensation Committee and Executive and Finance Committee.

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Section 1.6. Restricted Activities; Voting Agreement.

(a) Neither Fields nor any Affiliate of Fields shall, and each such party shall use all commercially reasonable efforts to cause each other member of the Fields Group not to, directly or indirectly, engage in any Restricted Activity;

(b) Fields and his Affiliates shall, and shall cause each other member of the Fields Group as to which such parties have voting control over such other members’ Common Stock to, cause all shares of Common Stock beneficially owned by each of them to be present at the 2016 Annual Meeting for purposes of establishing a quorum and to be voted for the nominees recommended by the Board (provided the Board’s director nominations conform to the requirements of this Agreement);

(c) no later than five (5) business days prior to the 2016 Annual Meeting, Fields and his Affiliates shall, and shall cause each other member of the Fields Group as to which such parties have voting control over such other members’ Common Stock to, vote in accordance with this Section 1.6; and

(d) neither Fields nor his Affiliates shall, and shall not cause each other member of the Fields Group to, revoke or change any vote in connection with the 2016 Annual Meeting unless such revocation or change is required or permitted in accordance with this Section 1.6.

Section 1.7. Joint Press Release. Promptly following the execution and delivery of this Agreement, Arotech and Fields shall prepare and issue a joint press release in the form mutually agreed to by Arotech and Fields.

Section 1.8. Mutual Non-Disparagement. From the date hereof through July 20, 2017, Arotech and Fields shall not, and Arotech shall use all commercially reasonable efforts to cause each of its directors (other than any New Director or Replacement Director) and officers not to, and Fields and his Affiliates shall use all commercially reasonable efforts to cause each other member of the Fields Group not to, make any public statement, written or oral, with respect to the subject matters to be agreed between the parties in a separate letter signed by both parties, (a) reasonably likely to be harmful to the other party or parties or its or their officers, directors or employees or to be injurious to the goodwill, reputation or business standing of the other party or parties and its or their officers, directors or employees or (b) that is disparaging or defamatory about Arotech or Fields, as the case may be, or their respective officers, directors or employees. For the avoidance of doubt, this Section 1.8 shall not preclude (x) any party or its representatives from (i) any good faith response to any inquiries under oath or in response to inquiry by a Governmental or Regulatory Authority or (ii) reporting possible violations of federal law or regulation to any Governmental or Regulatory Authority, or (y) any director, in the exercise of his or her fiduciary duties, from making statements during meetings of the Board or any committees thereof of which he or she is a member, or in conversations with other directors.

Section 1.9. Covenant Not to Sue. Except with respect to the performance and enforcement of this Agreement, Fields and his Affiliates, on the one hand, and Arotech, on the other hand, agree, and Fields agree to use their reasonable best efforts to cause their Affiliates, not to sue or otherwise commence or continue in any manner, directly or indirectly, any suit, claim, action, right or cause of action relating to any acts or omissions in connection with the 2016 Annual Meeting, including, without limitation, the nomination or election of directors, the solicitation of proxies or any acts or filings in connection therewith.

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Section 1.10. Expenses. Arotech shall reimburse Fields for his reasonable, documented out of pocket fees and expenses (including legal expenses) incurred in connection with the matters related to the 2016 Annual Meeting and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $25,000 in the aggregate. Payment shall be made within ten business days of receipt of the documentation evidencing the expenses.

ARTICLE II
MISCELLANEOUS PROVISIONS

Section 2.1. Representations and Warranties. Each of the parties hereto represents and warrants to the other parties that:

(a) such party has all requisite authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby,

(b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required action on the part of such party and no other proceedings on the part of such party are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby,

(c) the Agreement has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party enforceable against such party in accordance with their respective terms, and

(d) the execution, delivery and performance of this Agreement by it and the settlement of the Proxy Contest on the terms contained herein will not (i) conflict with or result in a breach or violation of (a) any of the terms and provisions of, or constitute a default under such party’s certificate of incorporation, bylaws or other organizational agreements or instruments, or (b) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over such party and its Affiliates or any of their respective assets or properties, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien, encumbrance, payment obligation or other adverse claim upon any of the properties or assets of such party or its Affiliates or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) under any agreement, plan, arrangement or understanding to which such party or any of its Affiliates is a party or by which such party or any of its Affiliates may otherwise be bound.

Section 2.2. Acknowledgment. The parties hereto acknowledge, warrant and represent that they have carefully read this Agreement, understand it, have consulted with and received the advice of counsel regarding this Agreement, agree with its terms, are duly authorized to execute it and freely, voluntarily and knowingly execute it.

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Section 2.3. General.

(a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the respective successors, personal representatives and assigns of the parties hereto.

(b) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemplated arrangements and understandings with respect thereto.

(c) This Agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same Agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(d) All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, electronic mail, express delivery service or U.S. overnight mail, addressed to the party to be notified at the respective addresses set forth below, or at such other addresses which may hereinafter be designated in writing:

If to Arotech:

Arotech Corporation
1229 Oak Valley Drive

Ann Arbor, Michigan 48108

Attention:

akov Har-Oz

Fax: 972-2-990-6688
email: yaakovh@arotech.com

with copies to:

Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, New York 10020
Attention:

Steven M. Skolnick
Fax: 973-597-2477
email: sskolnick@lowenstein.com

If to Fields:

Ephraim Fields
Echo Lake Capital
888 Seventh Avenue, 17th Floor
New York, New York 10019

Fax:
Email: ef@echolakecapital.com

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with a copy to:

Foley & Larder LLP
777 East Wisconsin Avenue
Suite 3800
Milwaukee, Wisconsin 53202
Attention:

Peter D. Fetzer
Fax: 414-297-4900
Email: pfetzer@foley.com

(e) This Agreement and the legal relations hereunder between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed therein, without giving effect to the principles of conflicts of law thereof.

(f) Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

(g) It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person, therefore, shall be entitled to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and, if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

(h) Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(i) Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the County of New Castle, for any action, proceeding or investigation in any court or before any governmental authority arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, proceeding or investigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by registered mail to its respective address set forth in this Agreement shall be effective service of process for any action, proceeding or investigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, proceeding or investigation arising out of this Agreement or the transactions contemplated hereby in the courts of the [State of Delaware or the United States of America, in each case located in the County of New Castle], and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, proceeding or investigation brought in any such court has been brought in an inconvenient forum.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

AROTECH CORPORATION. By: /s/ Steven Esses Name: Steven Esses Title: President and CEO EPHRAIM FIELDS By: /s/ Ephraim Fields Name: Ephraim Fields

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